Exhibit 99.1

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CORPORATE PARTICIPANTS

Julie Ann Kotowski Patrick Industries - IR

Todd Cleveland Patrick Industries - CEO

Andy Nemeth Patrick Industries - President

Josh Boone Patrick Industries - CFO

CONFERENCE CALL PARTICIPANTS

Dan Moore CJS Securities - Analyst

Scott Stember C.L. King - Analyst

Kevin Sonnett RK Capital - Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen. Welcome to the Patrick Industries Inc. fourth quarter 2015 earnings conference Call. My name is Yolanda, and I'll be your operator for today's call.

(Operator Instructions)

I would now turn the call over to Julie Ann Kotowski from Investor Relations. Ms. Kotowski, you may begin.

Julie Ann Kotowski - Patrick Industries - IR

Good morning, everyone, and welcome to Patrick Industries' fourth quarter 2015 conference call. I'm joined on the call today by Todd Cleveland, CEO, Andy Nemeth, President, and Josh Boone, CFO. On the call this morning, we are going to discuss our fourth quarter and full-year 2015 results and provide an update on our business outlook in the markets that we serve.

However, before we do so, it is my responsibility to inform you that certain statements made in today's conference call regarding Patrick Industries and its operations may be considered Forward-Looking Statements under the securities laws. As a result, I must caution you that there are number of factors, many of which are beyond the company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors are identified in our press releases, our Form 10-K for the year ended 2014 and in our other filings with the Securities and Exchange Commission.

Also please note that certain financial measures we may use on this call, such as adjusted net income and the related diluted earnings per share amounts are non-GAAP measures. We undertake no obligation to update these statements after this call.

I would now like to turn the call over to Todd Cleveland.

Todd Cleveland - Patrick Industries - CEO

Thank you, Julie Ann and thank you all for joining us on the call today. Before we begin, I would first like to acknowledge Andy Nemeth who at the beginning of the year assumed the role of President of Patrick Industries. As you know, Andy previously held the CFO role and as the businesses continue to grow and become more complex, we wanted to ensure we maintain the internal capacity to continue to execute on our long-term strategic goals and objectives.

We are excited about the future as Andy, Jeff Rodino our COO, and myself work together to drive the business model in alignment with our strategic plan and related capital allocation strategy.

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In addition, Andy and I would like to welcome our newly appointed CFO, Josh Boone. Josh joined Patrick as the Director of Finance in July 2014 and is a welcome addition to the senior management team. We are looking forward to the positive impact he will have on our organization in his new role.

This morning, Andy will provide a brief overview of the company's fourth quarter and full-year results for the year ending December 31, 2015 and then provide an update on the major market we serve. Josh will then provide specific details on our financial performance and I will conclude by providing an update on the business outlook for 2016 and beyond.

Now, I'll turn the call over to Andy.

Andy Nemeth - Patrick Industries - President

Thank you, Todd. Overall, we are pleased with the teams continued performance and the company's financial performance during the quarter, as we reported increased revenues, profitability and cash flows. The RV industry outperformed the latest industry association estimates for both the fourth quarter and the year, which were aligned with our internal expectations. We also saw double-digit MH wholesale shipment growth during the fourth quarter and our industrial team continued to penetrate the market and capture market share.

On the top-line, our revenues increased 31% in the fourth quarter and 25% for the full-year over the prior year periods. With the full impact of our 2015 acquisitions, we project our full-year 2016 consolidated revenues to exceed $1 billion. On the bottom line, our net income per diluted share for the fourth quarter and full-year 2015 grew 70% and 42% respectively.

We continue to gain market share in all industries we serve as we drive our focus to successfully integrate the acquisitions we've completed over the past two years. And we are selectively adding capacity where appropriate, in advance of projected demand and expectations for our continued expectation of outperformance in each of the industries we serve.

Our sales for the RV sector of our business which represents our largest market comprising 75% of our revenues, grew 32% in the quarter in comparison to a 4% increase in industry wide wholesale unit shipments during that same time period when compared to 2014. Contributing to the sales improvement was an overall increase in content per unit, numerous new product offerings, market share gains and our continued focus on driving our customer first culture and product awareness of the Patrick's stable of products to our customers.

On a full-year basis, the growth in wholesale unit shipments of 5% in 2015, marked the sixth consecutive annual increase in RV shipments representing continued balanced slow and steady growth. Strong RV demographic trends including increasing younger and first-time buyers entering on the frontend of the channel, a long-term expectation for a substantial number of baby boomers reaching retirement age over the next 15-years, readily available financing and new innovative products coming to market are all positive signs for the long-term potential of the cycle.

Consistent with the increasing number of younger buyers entering the space, we expect a continuation of a mix shift in the industry to a larger concentration of entry level, less expensive towable units particularly in travel trailers sector, which represents approximately 73% of the towable market and saw an approximate 8% increase in wholesale unit production for 2015 compared to the prior year.

Comparatively, production levels in the larger more expensive units particularly in the fifth wheel sector, which represents approximately 23% of the towables market, decreased 2% year-over-year. As fifth wheels return to more normalized production levels we expect our dollar content to increase accordingly, as these units carry more and higher end products.

We saw a similar trend in the motorized sector of the industry, which represents approximately 13% of all units shipped. Class A shipments for 2015 representing 46% of all motorized units shipped and most expensive of the Class on average were flat year-over-year, while Class C?s which represent lower end motorized units, and approximately 47% of all motorized units shipped increased approximately 16% year-over-year. While this mix shift negatively has impacted our content per unit growth in the short-term on a dollar basis, it does show that the RV lifestyle is becoming ingrained in the American way of life, in particular with younger buyers and is a positive indicator for long-term industry growth potential.

Additionally the hassles and expense of air travel, low fuel prices and spending quality time with family and friends are fundamental elements, supporting the RV lifestyle for most generational categories. We further believe trended shipments levels indicate that there continues to be potential for future long-term positive trajectory in the RV industry based on current demographic indicators and overall economic conditions.

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Average shipment increases of 21% to 24% statistically over each of the last three prior peaks points to an extended runway and in our analysis indicating the next potential peak to be at over 476,000 units approximating the sixth inning of this cycle. As it relates to the correlation between retail inventories and overall production levels, industry reports and dealer surveys continue to indicate, RV dealer inventory levels are in line with the anticipated retail demand representing continued balance in the industry.

In 2015 combined domestic and Canadian retail sales through November were up 12% year-over-year compared to wholesale production, which was up 5% on a full-year basis. Domestic RV sales, which represent 87% of overall retail sales through November were up 16% year-over-year.

Turning to the Manufactured Housing or MH side of our business, we have as well gained market share, again outperforming the industry primarily in our distribution segment where we have upside capacity to support further and future growth as this industry remerges from the impacts of the housing crisis.

We believe there's pent-up demand being created and significant upside potential for this market in the long-term based on current demographic trends including multifamily housing capacity, new home pricing, improving credit and financing conditions and improved consumer savings levels among other factors.

We currently expect continues steady growth in this market for 2016 with growth rates and seasonality consistent with recent years. Our objective is to continue to outperform the MH market by capitalizing on our breadth of products and focused expansion strategies.

The company's industrial revenues have increased significantly over the last several years, reflecting both acquisition and organic growth. As our industrial sales team continues to penetrate the residential housing, store fixture and commercial furniture markets. Approximately half of our industrial revenue base was directly tied to the residential housing market where residential housing starts were up approximately 7% from the 2014 fourth quarter and 11% for the full-year 2015, with the remaining one half tied to growth in the commercial side of our business mainly in the retail fixture, institutional and commercial furnishing markets.

While our sales mix for the residential side of the business shifted slightly in proportion to the commercial side, all of our industrial market segments experienced growth in both the quarter and full-year 2015. Our overall industrial sales rose 41% overall from the fourth quarter of 2014 and 27% year-over-year. As already noted, in line with our plan, we continue to diversify our industrial business, which resulted in growing our retail fixture and commercial furnishing sales by 44% year-over-year.

We will continue to concentrate in the residential cabinet and furniture, retail, commercial, hospitality and institutional markets where positive momentum and market share gains continue to drive strong sales growth and as well expand our presence into new territories in order to capitalize on existing capabilities and core competencies.

Additionally, our current stable of products have expansion opportunities that we look to capitalize on in our existing regional locations and potentially new locations. Overall, we are continually assessing both the short-term and long-term prospects and risks for our business model. On a macroeconomic level as consumer confidence has generally trended high over the last five to six years, there has been a related consistent trend year-over-year increase in RV shipments for the same period.

The strong demographic indicators I previously mentioned point to positive long-term outlook with limited downside risk when compared to past cycles in this space notwithstanding major global events. We continue to believe there is significant potential for the MH market in the long-term based on the current shipment level trends and pent-up demand as previously mentioned. However, the MH industry has some hurdles in front of it, related to financing, credit standards and slow job growth.

We expect to see continued year-over-year improvement with limited risk in the short-term and believe there's potential for this market to grow at a much higher rate in the future, especially given historical trends for this market indicating growth on average at a consistent rate of near 10% of single family residential housing starts.

We're excited about the potential to capitalize on the upside potential of the MH market, as we're well position in this space and are optimistic about the future of this industry, especially given the combination of our nationwide geographic footprint available, capacity in our current MH concentrated locations and the continued growth of our content, which is an excess of $1,800 per unit.

The industrial market sector represents a breadth of product opportunities for us both through acquisition and organic market penetration. With pent-up demand growing for single family housing, expected continued low interest rates in spite of moderate federal reserve rate increases, and increased momentum from our industrial team into the commercial fixtures and office furniture markets, we're excited about the potential for continued increased market penetration in both the residential housing and commercial sectors.

For the full-year 2016 and 2017 the NAHB is predicting housing starts to increase in the neighborhood of 13% and 21% respectively, versus the prior year periods. On the commercial side, we're anticipating increased commercial market penetration as we continue to gain creditability as a high quality supplier with our continuing efforts to drive specialization and expertise in these markets both in our operations and with our extremely talented and dedicated industrial sales force.

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Now, I'll turn the call over to Josh, who will provide additional comments on our financial results.

Josh Boone - Patrick Industries - CFO

Thanks, Andy and thank you to Todd for your earlier introduction. I'm excited to join all of you on the call today and look forward to working with our senior management team as we continue to execute on our business model and serve our customers at the highest levels. I would now like to review some highlights of our financial results for the fourth quarter and full-year 2015.

Our net sales for the fourth quarter of 2015 increased $59 million or 31% over the prior year period to $249 million, reflecting a combination of industry, acquisition and market share growth, despite the continued mix shift towards smaller units in both towables and motorized sectors of the RV industry.

Our RV revenue base, which accounts for 75% of the fourth quarter sales, was up 32% in the fourth quarter of 2015 over the prior year, reflecting a 4% increase in wholesale unit shipments during the quarter, but more so our continued acquisition and overall content growth. Our RV unit content grew 20% from $1,536 per unit in 2014 to $1,845 per unit in 2015.

Our MH revenue base which accounts for 14% of fourth quarter sales, continued to outpace the industry, increasing 21% for the quarter, on unit shipment improvements of 14%. Our content per unit continues to show positive trending as it increased 8%, from $1,692 per unit in 2014 to $1,825 per unit in 2015, reflecting the further penetration within our existing customer base as well as additional market share gains. We continue to be well-positioned for improvement in this market sector as the MH industry grows at a steady space.

Our industrial revenue base, which accounts for the remaining 11% of fourth quarter sales, was up 41% in the quarter over the prior year period, driven by acquisitions and the continued penetration in to new sales territories and market share gains from our industrial sales team. The addition of new sales territories over the past two years, focused on penetrating commercial market opportunities, are successfully delivering faster incremental growth. We continue to remain bullish about the opportunities in the industrial space and continue to benefit from the improvement in both the residential and non-residential construction spending.

For the full-year 2015, our revenues finished up 25% or $185 million from the previous year to $920 million primarily as a result of the factors previously mentioned. Our gross margin grew 110 basis points in the fourth quarter to 16.7% from 15.6% in the fourth quarter of 2014, primarily reflecting the positive contribution of increased acquisition related revenues, leveraging of our fixed costs and operating efficiencies that we continue to gain both from acquisitions and internally resulting from the implementation of best practices. On a full-year basis, our gross margin increased 40 basis points to 16.5%.

Fourth quarter operating expenses, which were 9.1% of net sales in 2015, decreased slightly from 9.4% in the prior year period. Our overall warehouse and delivery expenses were down 60 basis points in the quarter versus the prior year due to the continued reduction in operating cost and the ongoing initiatives of our internal logistic team to maximize efficiencies and truckload utilization.

Partially offsetting the operating expense improvement in warehouse and delivery, was increased intangible asset amortization of 30 basis points quarter-over-quarter related to acquisition activity over the past two years.

Operating income increased $7 million or 60% in the fourth quarter of 2015 compared to the prior year and operating margins increased 140 basis points from 6.2% in the fourth quarter of 2014 to 7.6% in the fourth quarter of 2015, primarily due to the factors previously described. Full-year operating income increased 36% and operating margins improved by 60 basis points year-over-year.

The acquisitions we have completed in 2015 enabled us to continue to outperform markets to drive content growth, in addition to increased overall consolidated operating margins. Our net income per diluted share in the fourth quarter of 2015 was up 70% to $0.78 compared to $0.46 in the prior year. For the full-year 2015, net income per diluted share was up 42% to $2.72 versus $1.91 in 2014.

Contributing to our increased net income was a reduction in our effective tax rate for the fourth quarter and 2015 compared with the prior year period, primarily as a result of higher tax credits realized in 2015. I'm now going to briefly discuss our balance sheet and cash flows. Our total assets increased $130 million from year end 2014, primarily reflecting the full impact of acquisitions completed in 2015 and overall growth in our business year-over-year.

As we continue to execute on our capital allocation strategy to meet our current and projected operating needs as well as to improve operating efficiencies and eliminate bottlenecks, our total capital expenditures in 2015 included the strategic addition, replacement and upgrading of production equipment and maintenance expenditures at select facilities and certain ERP related costs.

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We will continue to invest in our infrastructure for planned growth. For the full-year 2016 we estimate our total capital expenditures to be approximately $10 million. We continue to produce strong operating cash flows providing us flexibility to execute on the capital allocation strategy. For the full-year 2015, operating cash flow increased 43% to approximately $66 million compared to $46 million in the prior year.

Our leverage position relative to EBITDA remains well within our comfort level at the end of 2015 and we expect to continue to maintain an appropriate leverage position consistent with our capital allocation strategy. Unused availability under our credit facility, including cash on hand, as of year-end 2015 was approximately $94 million.

We have fully utilized the authorization under our stock repurchase program that was originally announced in February 2013. Under that program we repurchased in the aggregate approximately 1.8 million shares for a total cost of $46 million. As we announced this past January, our board of directors approved a new stock repurchase program that authorizes the repurchases of up to $50 million of our common stock over a 24-month period.

In the future, we may continue to repurchase shares from time to time in the open market based on volatility in our share price, market conditions and on pre-established guidelines as determined by management and our Board of Directors.

That completes my remarks. Todd.

Todd Cleveland - Patrick Industries - CEO

Thanks, Josh. Overall we're very pleased with the sales and earnings growth results of 2015 and are optimistic about continued growth in 2016 both in the short and long-term as we continue to build on the momentum in the industries that we serve. Our investments and strategic acquisitions during 2015 that both expanded our core competencies and opened the door to new markets as well as investments related to additional capacity, customer service, operating efficiencies, and personnel helped build a foundation for both the near and long-term profitability growth of our company.

We're well positioned to serve and bring value to our customers, offer new products, enhance our value of our company for our shareholders, team members and our many business partners. Our disciplined execution goals for 2016 and beyond continue to be focused around strategically growing our business, increasing customer awareness of the breadth of products we provide, surgically expanding operations to targeted regional territories and driving shareholder value through investment in acquisitions, infrastructure and capital expenditures and generating improved operating income, net income, earnings per share and cash flow.

Acquisitions continue to be a part of our strategic growth plan and capital allocation strategy. In 2015, we acquired approximately $233 million of annualized revenues attributable to the three acquisitions we completed in 2015, North America in early September and that of SCI and Better Way both acquired in the first half of 2015. All of these acquired businesses are performing at or better than expected, and in aggregate, of contributing approximately $101 million to our 2015 consolidated sales.

Our focus on the successful integration of these acquisitions as well as others acquired over the past several years, in accordance to our plan and expectations has resulted in organic market share growth, accretion to earnings, and the addition of high quality team members to the Patrick organization.

We expect the realization of these another intangible benefits to benefit the organization on a go forward basis. The pipeline continues to be full with acquisition opportunities in both the RV and industrial space, and we have the capacity to continue to grow our business and bring new innovative product lines to our existing customer base and to customers that we've not yet reached.

We have some exciting new initiatives in addition to the continued focus on acquisition and market penetration to help accomplish these goals in 2016, including the March opening of The Studio, our new 45,000 square foot full product line showroom innovation and design center and the expansion of our operations in the midwest, pacific northwest, Southern California and northeast and southeast.

Activities in action include expanding the geographical product reach in the areas by opening an additional manufacturing plant in California along with opening two in Idaho. We expect to be up and running in Idaho and Southern California next month. Additionally we have plans to open a countertop manufacturing facility in the Alabama area and increase capacity and our footprint in Pennsylvania to support the growing industrial market opportunitiesin the northeast.

Opportunities exist both in line with the additional OEM and facility expansions in Southern California, Oregon and Idaho and capturing market share through the introduction of our existing product lines to the outlying footprint. The fundamentals of our business model are intact and we believe the demographic and economic drivers behind each of the major markets are solid.

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We have the ability to leverage our team and flex our business model to capitalize on the opportunities and maintain a balanced approach to our capital allocation strategy to allow the maximum flexibility for long-term goals of the business.

I'm confident in the ability and the strength of our talented management team and team members throughout our well branded companies to continue to execute on our strategic plan and take the company forward with a goal of always serving our customers at the highest level.

This is the end of our prepared remarks. Thank you for your time today. We're now ready to take questions.

 QUESTION AND ANSWER

Operator

Thank you.

(Operator Instructions)

And our first question comes from Dan Moore from CJS Securities. Your line is open.

Dan Moore - CJS Securities - Analyst

Good morning. Congratulations to Andy and Josh.

Andy Nemeth - Patrick Industries - President

Thank you.

Josh Boone - Patrick Industries - CFO

Thank you.

Dan Moore - CJS Securities - Analyst

I wanted to maybe just spend an extra minute or two, update us on the performance of North American Forest products, now that has been in the portfolio for the first few months. And maybe just takes a step back or remind us a little bit about the business and the opportunity for growth and expansion that you see there over the next couple of years?

Todd Cleveland - Patrick Industries - CEO

This is Todd. North American has come together very well, the management team there's culturally blended in well and they're meeting expectations what we had originally planned. If you recall both - that those business is made up of two businesses really the legacy kind of lamination business we've been in for a number of years here at Patrick and then the softwoods business that provide softwoods products to the RV industry and the manufactured housing industry along with ceiling trusses for the RV and manufactured housing industry.

I guess that overall, they've done an excellent job, the teams blended well with organization and we're looking forward to opportunities, as it relates to opportunity growth, opportunities, we definitely see the capability of expanding the footprint with the softwood line and hope to do that I would say in late 2016 or early 2017.

Dan Moore - CJS Securities - Analyst

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Very helpful. Andy, you spent a lot of time in the prepared remarks maybe little bit more than usual I think talking about both MH as well as industrial and are we likely to see a higher percentage of acquisitions in those areas going forward?

Andy Nemeth - Patrick Industries - President

Yes Dan this is Andy. We're certainly looking at acquisitions both in the RV space and in the industrial space currently. I think we're excited as we continue to look at the opportunities for industry growth in both of those sectors, in particular in the industrial sector and the commercial side of the business, we're about 48% or so at this point in time residential and about 52% commercial in the industrial side of our business.

So, yes, we're going to continue to look at opportunities in both those spaces that's where we see the biggest opportunity for growth for us.

Dan Moore - CJS Securities - Analyst

Helpful and maybe just one more and I'll jump back in queue. You touched on a number of areas geographically where you're adding capacity, just talk about the product line, where you are either bumping up against the capacity or see the greatest opportunity for growth?

Todd Cleveland - Patrick Industries - CEO

Yes this is Todd. Basically we're looking at starting off with some basic legacy Patrick product lines and countertop, lamination, solid surface and then our industrial product lines in those areas and then our plan will be to grow those product lines along the lines of what we have here located in the Elkhart market.

Dan Moore - CJS Securities - Analyst

Okay. Thank you for the color and again I'll jump back in queue.

Operator

And our next question comes from Scott Stember from C.L. King. Your line is open.

Scott Stember - C.L. King - Analyst

Good morning, guys and congratulations again to Andy and Josh. Maybe just talk about Andy you made a comment on about north of $1 billion in sales for 2016, just maybe talk about bigger picture how we get there. And maybe just talk about so far this year within the RV space, what you guys are seeing and what gives you confidence beyond the acquisitions that you guys can easily get to that figure?

Andy Nemeth - Patrick Industries - President

Okay. Certainly, first of all on the revenues side of the business, on an annualized basis we're over a $1 billion, the fourth quarter is traditionally one of the softer quarters of the year and so as we kind of launch in to the first half of the year, which generally represents about 55% of the industry shipments on a trended basis. In particular in the RV space, we expect to see things kind of ramp up here consistent with prior years.

So our view is certainly that we expect to see kind of this continued slow and steady growth in the markets which we feel have been pretty consistent with our expectations and certainly we expect to continue to take market share not only from an organic perspective, but overall from an acquisition perspective as well as. That's part of our strategic growth plan and capital allocation strategy. So we feel pretty confident in our ability to reach that $1 billion mark certainly for 2016.

Overall, again I think the markets feel positive, we're looking for slow and steady growth and we're comfortable with that. Again, that allows us to continue to execute on our business model, continue to execute on our fixed cost structure and then continue to drive through our growth strategy with that acquisition perspective. So again I think we feel pretty confident today in where the markets are at.

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Scott Stember - C.L. King - Analyst

Great and just touching base on the expansion plans out west in Idaho and in California, can you maybe just touch on what the overall opportunity there is. And maybe just remind us how much of untapped opportunity that is, meaning how much production in the RV industry is taking place in those areas versus where you're currently located right now Indiana?

Andy Nemeth - Patrick Industries - President

Yes, certainly where we're focused right now is in the Pacific Northwest and Southern California are our two primary targets today that are going to be up in running very quickly. Overall, we think there's a combination of both RV potential and industrial potential out there with our product lines, solid surface, fiber glass, lamination, countertops you know certainly things that we can go to a broader market channel than just the RV space.

Overall the RVs are about 85% or so located in the mid-west from a production perspective another 15% takes place out in the west coast and Pacific northwest. So the opportunity again I think, we're looking at it from both an RV perspective and an industrial perspective and just with the existing expansion opportunities that we're looking at today in those territories that Todd mentioned on the call earlier. We estimate total potential market of about $160 million for those particular product categories.

Scott Stember - C.L. King - Analyst

$160 million, that's a total opportunity.

Andy Nemeth - Patrick Industries - President

Yes.

Scott Stember - C.L. King - Analyst

Got you. And just last question on the margin, you guys did a fantastic job again this year on the gross margins and warehouse and delivery, I know a lot of that has to do with your focus on controlling cost and efficiencies and acquisitions. But on the SG&A side, I know that you've been hiring in order to support the growth for the company and can you maybe just talk about that line where we look for 2016? Is this another year of investment I imagine, since you will be opening more facilities that will probably be the case for this year?

Andy Nemeth - Patrick Industries - President

We've got a phenomenal team Scott and we've got a team that's also got capacity, so our expectation is to really capitalize on that expertise and the talent that we've got internally. So we're not anticipating that we're going have to to make significant investment, we feel like we've got the right infrastructure in place. Like I said, the team is just phenomenal in their abilities, their capabilities, their market knowledge, their supply knowledge.

So they are going to be the ones that are going to be utilizing that capacity to really drive kind of the expansion growth for 2016. So again, we don't expect to see significant investment in the overhead structure beyond what kind of we've shown historically, certainly as it relates to the SG&A perspective and our goal is always to capitalize on our overhead structure and increase efficiencies each year. So again, I would say that trends that you've seen in the past are what we expect consistent with 2016.

Scott Stember - C.L. King - Analyst

Got you, I'll jump back in the queue and let others ask some questions. Thanks.

Andy Nemeth - Patrick Industries - President

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Thank you.

Operator

(Operator Instructions)

And we have Dan Moore from CJS Securities on line. Your line is open.

Dan Moore - CJS Securities - Analyst

Thank you again. You threw out a number, I think it was around 475,000 to 476,000 units as being ballpark for the next potential peak. Do you expect the mix shift that we've seen over the last couple of quarters to continue for the next few years as we move to that peak? Do you think travel trailers and lower price point units will likely continue to outpace or do you see that normalizing at some point?

Andy Nemeth - Patrick Industries - President

We would see that normalizing Dan at some point in time, we're expecting really through the first quarter to continue to see a little bit of that mix shift and that anniversary for 2016. We started to experience that in the second quarter of 2015 and really kind of carried through the remaining three quarters. And so again, I think we've got another quarter of this, maybe into the first half of the year, but our expectation would be that we?ll see that normalize at some point.

And really that's something that we feel that the OEMs have done a phenomenal job of managing their production levels and production schedules to match up with retail demand and so again we look at this continued slow and steady growth. But I would expect at some time or we would expect at some time to see this normalize and flatten out.

Dan Moore - CJS Securities - Analyst

Very helpful and how much of a benefit in Q4 would you estimate that input cost deflation was to margins and do you expect continued tailwinds as we move out over the next couple of quarters?

Andy Nemeth - Patrick Industries - President

Sure, so input costs have remained pretty steady throughout most of the year in 2015 and really in to 2016, we have competition in all of our product lines and so, we're pricing at market and most of our synergies and margin realization comes from capitalizing on our overhead structures. As Josh mentioned acquisition synergies being able to manage between the lines from a cost perspective is what we really focus on.

And so yes the input costs are at a low point, but certainly in our commodity based markets, we have competition and so we do have to price at market. So I would tell you again, what we've seen is - and what we really focused on is managing our cost structure, optimizing efficiencies, leveraging our overhead structure to really drive those synergies.

Dan Moore - CJS Securities - Analyst

I appreciate it. And maybe one and half more, but what kind of organic growth have we seen thus far in the first six weeks of the year and just housekeeping what tax rate Josh do you expect roughly for 2016

Josh Boone - Patrick Industries - CFO

On the tax rate Dan, we would expect 2016 to kind of be back in that 37% to 37.5% ballpark, for 2015, we've realized some R&D tax credit that we can't guarantee will continue going forward, so we would expect it to be in that 37% to 37.5% which is where we were for 2014.

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Andy Nemeth - Patrick Industries - President

And on the organic growth Dan for the first six weeks, we've seen a nice slow and steady start to 2016 so far. So again I think, as I mentioned we expect to see this mix shift continue really through the first quarter, but as well, we've got some initiatives in place to gain organic market share not only through expansions, but through the introduction of new products line extensions but as well as taking market share from an organic perspective. But we do expect the impact of the mix shift to continue through the first quarter.

Todd Cleveland - Patrick Industries - CEO

This is Todd. Also Dan, I would say that when you look at the overall retail traffic at the shows that have been taking place really all across the country, all the reports back are phenomenal. I mean at the very least people are saying attendances at last year's levels in many cases just recently a show up in Michigan retail attendance was up 15% over the prior year. So I think we're seeing really good signs for things organically in the first quarter or so.

Dan Moore - CJS Securities - Analyst

Great, Todd. Andy, I appreciate the color very much.

Andy Nemeth - Patrick Industries - President

Thank you.

Operator

Our next question comes from Kevin Sonnett from RK Capital. Your line is open.

Kevin Sonnett - RK Capital - Analyst

Hey, good morning. So you guys continue to really manage working capital well, you made more progress in 2015, would you expect in 2016 to give a little bit of that progress back on inventory turns and cash conversion cycle or do you think just even a little more progress to make there?

Andy Nemeth - Patrick Industries - President

Kevin this is Andy, we think there is more progress to make there. That's actually one of the synergies that we generally gain from an acquisition perspective is our focus and ability to drive inventory turns, post closing make some adjustments, but from working capital perspective, it's something that we expect to continue to drive improvement on.

Kevin Sonnett - RK Capital - Analyst

Okay, thanks and if I missed this, I apologize, but you still have some dry powder and the cash you are going to likely generate 2016 is going to help as well. Can you talk a little bit about what you are seeing currently as far as acquisition opportunities? If you look back historically, you have done a lot of deals where you picked up $25 million to $50 million in revenue and one much larger one. What do you have the pipeline today and understanding you never know until it's done, what you can close, what would be kind of base case expectation for the next year, so on that front?

Todd Cleveland - Patrick Industries - CEO

Yes Kevin this is Todd. I think that the pipeline as I mentioned is very strong, right now the pipeline is full of mostly the smaller deals as you described, kind of $25 million to $40 million revenue type number both in the RV and in industrial space. Obviously, our goal is to manage our capital allocation strategy and take advantage of a number of different things, but on average I would say we are targeting kind of somewhere between that $100 million and $125 million of revenue to acquire over the course of the next year.

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Kevin Sonnett - RK Capital - Analyst

Okay and any reason at all to think the valuations that you would be able to find, would be different than what you have done in the last year or two, or do you feel like you can continue to buy things. What looks like at least after you realize some synergies kind of probably works out five, six times on EBITDA or something in that ballpark?

Todd Cleveland - Patrick Industries - CEO

Yes, I think that's kind of where we are seeing things currently. Obviously, we are looking to take advantage of things on a synergy standpoint after the closing, but that is kind of where the market is. I would say that the recent decline in the equity markets has made a few buyers nervous, but there is nothing there that has caused them to be out there panicking.

You got to keep in mind that all these guys for the most part that we're talking to are making - their businesses are running well. They have got solid management teams and they are looking to capitalize, utilize us to expand those growth opportunities, but they can sit back and kind of see things through at least for the businesses that we're looking at.

Kevin Sonnett - RK Capital - Analyst

Okay, thanks guys.

Todd Cleveland - Patrick Industries - CEO

Thank you.

Andy Nemeth - Patrick Industries - President

Thank you.

Operator

And our next question comes from Scott Stember from C.L. King. Your line is open.

Scott Stember - C.L. King - Analyst

Yes, I had one follow-up question related to the manufactured housing side of the business. As it was alluded to before this segment is really - it seems like it's coming alive as of late and I know a lot of it that has to do with some of the content gains that you guys have been able to put through. Can you maybe just talk about what some of those gains are, future opportunities down the road and maybe just flush that out a little bit more?

Andy Nemeth - Patrick Industries - President

Scott this is Andy. We do see some uptick, I would say that we are not expecting to see significant gains at this point in 2016, but we've been able to gain market share in a couple of different product lines in the MH space, which again our team continues to focus on driving that. We've got available capacity in all of our regional operations to really drive some synergies and optimize the overhead structure and so that's what gets us very excited about the uptick on the MH side.

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We just don't have to invest significantly in overhead to support a significant amount of increased revenues in that space and I think what we're seeing in the market continued pent-up demand, continued drive in multifamily housing and capacity levels being constrained in that particular sector.

At some point our view is that that's going to kind of really push forward and open up at some point and really drive towards that single family sector. And so once that opens up again, I think that's where we get back to the opportunity for the MH side of the business. So we're excited about really the product lines that we have, the team and the relationships that we have in the space, we are really positioned well to capitalize on that MH industry when it does pick up.

Scott Stember - C.L. King - Analyst

And to that point on capacity utilization within the MH space, I know this is an area where out of the three divisions you probably had the most excess capacity maybe just talk about the incremental profits that are coming through in that segment? How it stacks up versus the other two groups and the opportunity there for 2016?

Andy Nemeth - Patrick Industries - President

Sure, so we are probably running 30% to 35% capacity at this point on our outlying MH operations and our operating profitability continues to improve as we continue to see the slight uptick, even 10% a year on the MH space, again we just don't have to add incremental overhead to support that. So we are seeing improving profitability out of our MH locations.

Scott Stember - C.L. King - Analyst

Got it, that's all I have. Thanks a lot guys.

Andy Nemeth - Patrick Industries - President

Thank you.

Todd Cleveland - Patrick Industries - CEO

Thank you.

Operator

(Operator Instructions)

We have no further questions at this time. I would like to return the presentation back over to Julie Ann Kotowski.

Julie Ann Kotowski - Patrick Industries - IR

Thanks Yolanda. We appreciate everyone for being on the call today and we look forward to talking to you again at our first quarter 2016 conference call. A replay of today's call will be archived on Patrick's website www.patrickind.com under Investor Relations. I will now turn the call back over to our operator.

Operator

Thank you ladies and gentlemen. This concludes today's conference. Thank you for participating. You may now disconnect.

Company Disclaimer

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This transcript contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, a decline in consumer confidence levels, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, the seasonality and cyclicality in the industries to which our products are sold, realization and impact of efficiency improvements and cost reductions, the successful integration of acquisitions and other growth initiatives, interest rates, oil and gasoline prices, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions may affect the retail sale of recreational vehicles and residential and manufactured homes. The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.

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